Exhibit 10.1

February 23, 2018

Mr. Fredrick Kuester
[ADDRESS]
[ADDRESS]

Dear Rick:

This letter will confirm compensation and benefits to be provided to you for services as Sr. Executive Vice President of WEC Energy Group, effective March 1, 2018.

Compensation

You will receive a base salary of $765,000 which will be prorated for your 2018 service and will be payable in accordance with the company’s normal payroll practices. In addition to your base pay, you will receive annual incentive compensation with a target value of 80 percent of base pay. You will participate in the Short-Term Performance Plan (STPP), which has pre-established performance measures determined by the Compensation Committee. The STPP will prorate your award based on employment during 2018. You will receive a make-whole amount to ensure you receive annual incentive compensation as if the STPP had applied for the full calendar year. This make-whole amount will be paid at the same time that the STPP award is paid.

You also will participate in the long-term incentive plan with a target compensation level of 275 percent of base pay. Effective with your first day of employment, you will receive an award comprised of 80 percent restricted stock vesting one year from the date of grant and 20 percent stock options vesting in accordance with the standard terms and conditions. Thereafter, you will be eligible for annual awards comprised of the same mix of elements should you remain employed when the next annual grant is awarded to senior executives.

Additional Benefits

You will be eligible to participate in all other benefits available to other senior executives of the company. All benefits described above which are further defined in plan documents are subject to all of the terms in those documents which supersede any other description. Management reserves the right in its discretion to change or terminate all current benefit plans or practices and other policies and procedures. Finally, your employment would be considered at-will; that is, you could be discharged for any reason or no reason at all, at any time and without notice, and likewise, you may resign at any time and without notice.

When this employment offer becomes effective on March 1, 2018, the Consulting Agreement between you and the company, originally dated January 7, 2013, and amended on January 18, 2018, will immediately terminate.

Rick, I look forward to your continued contributions to the success of WEC Energy Group.

Sincerely,

/s/ Gale E. Klappa_________________

Gale E. Klappa
Chairman and Chief Executive Officer
WEC Energy Group, Inc.

__________________

I have reviewed and accept this offer of employment.

Signature: /s/ Frederick D. Kuester            Date: 2/26/2018